UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1717 St. James Place, Suite 550 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On May 5, 2005, the Board of Directors of Omega Protein Corporation (the “Company”) accelerated the vesting of all unvested, out-of-the-money, explicit service period stock options granted under the Company’s 2000 Long-Term Incentive Plan in light of the new accounting regulations that are expected to take effect in the Company’s next fiscal year. The Board took this action with the belief that it is in the best interests of the Company’s stockholders as it will reduce the Company’s reported compensation expense in future periods.

A stock option was considered “out-of-the-money” if the stock option exercise price was greater than $6.04 which was the closing price of the Company’s common stock on the New York Stock Exchange on May 5, 2005. As a result of this action, stock options to purchase 385,000 shares of the Company’s common stock became immediately exercisable, including 320,000 stock options held by two Company executive officers: 300,000 stock options with an exercise price of $10.58 held by John D. Held, Senior Vice President, General Counsel and Secretary, and 20,000 stock options with an exercise price of $7.87 held by Richard W. Weis, Vice President – Business Development. The weighted average exercise price of all the accelerated stock options was $9.98.

The accelerated vesting will eliminate future compensation expense that the Company would otherwise recognize in its Statement of Operations with respect to these accelerated stock options upon the adoption by the Company of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004, Share – Based Payment (“FAS 123R”). FAS 123R is expected to be effective commencing with the first annual period that begins after June 15, 2005, and will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the Company’s financial statements. The Company believes that the future compensation expense that will be avoided, based on the Company’s implementation date for FAS 123R of January 1, 2006, will be approximately $728,000 in 2006 and approximately $231,000 in 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: May 9, 2005	/s/ John D. Held
John D. Held
Senior Vice President, General Counsel and Secretary